Exhibit 4.5

CARRIZO OIL & GAS, INC.

Officers’ Certificate to Trustee

November 17, 2011

Pursuant to Sections 2.01, 2.18, 9.01, 9.06, 11.04 and 11.05 of the Indenture, dated as of May 28, 2008 (the “Base Indenture”), among Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), the potential subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented and amended by the Fourth Supplemental Indenture thereto, dated as of November 2, 2010 (the “Fourth Supplemental Indenture”), the Sixth Supplemental Indenture thereto, dated as of May 4, 2011, and the Eighth Supplemental Indenture thereto, dated as of August 5, 2011, each among the Company, the subsidiary guarantors party thereto (the “Subsidiary Guarantors”) and the Trustee (the Base Indenture, as so supplemented and amended, the “Indenture”), relating to the Company’s 8.625% Senior Notes due 2018 (the “Notes”), the undersigned Vice President and Chief Financial Officer and the undersigned General Counsel and Vice President—Business Development of the Company do hereby certify that (capitalized terms used and not defined herein shall have their respective meanings as set forth in the Indenture and the attachments thereto):

1. This Certificate is being furnished in connection with the execution and delivery on the date hereof of $200,000,000 aggregate principal amount of Notes (the “New Notes”), which New Notes shall be “Additional Notes” as set forth in Section 2.18 of the Indenture, and the issuance of which New Notes has been approved pursuant to resolutions duly adopted by the Board of Directors of the Company on November 8, 2011 and by the Pricing Committee of the Board of Directors on November 14, 2011 (copies of such resolutions being attached hereto as Exhibit A).

2. The issue date of the New Notes shall be November 17, 2011 (the “Issue Date”), and interest on the New Notes shall accrue from October 15, 2011. The first interest payment date for the New Notes shall be April 15, 2012.

3. The issue price of the New Notes (i) shall be 96.501%, plus accrued interest from October 15, 2011 to the Issue Date, to the initial purchasers thereof pursuant to that certain Purchase Agreement, dated November 14, 2011, among the Company, the Subsidiary Guarantors and the Initial Purchasers named therein and (ii) shall be 98.501%, plus accrued interest from October 15, 2011 to the Issue Date, to the Holders of such New Notes.

4. An aggregate principal amount of $199,980,000 of New Notes (the “Rule 144A New Notes”) will be issued pursuant to the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and an aggregate principal amount of $20,000 of New Notes (the “Regulation S New Notes”) will be issued pursuant to the exemption from registration provided by Regulation S under the Securities Act. The New Notes shall bear the respective CUSIP and ISIN Numbers set forth in the chart below:

New Notes	CUSIP Number	ISIN Number
Rule 144A New Notes	144577AD5	US144577AD53
Regulation S New Notes	U14535AB1	USU14535AB13

5. The New Notes shall be Transfer Restricted Securities and shall be issued in the form of Initial Notes as set forth in Exhibit 1 to the Appendix to the Fourth Supplemental Indenture.

6. We have read the provisions of Sections 2.01, 2.18, 4.11, 9.01, 9.06, 11.04 and 11.05 of the Indenture and the definitions related thereto with respect to the execution and delivery of this Certificate and the execution and authentication of the New Notes.

7. In connection with furnishing this Certificate, we have made an investigation of the facts relating to the authorization of issuance of the New Notes by the Board of Directors of the Company and the Pricing Committee thereof and have examined relevant documents and the records of the Company relating to the issuance and sale of the New Notes and such other documents and records as we have deemed necessary or appropriate as a basis for the opinion expressed below in paragraph 9.

8. In our opinion, we have made such examination or investigation as is necessary to enable us to express an informed opinion as to whether the conditions precedent, if any, and the definitions relating thereto, provided for in the Indenture with respect to the execution and delivery of this Certificate and the execution and authentication of the New Notes have been complied with.

9. In our opinion, the conditions precedent referred to in paragraph 8 above have been complied with.

IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate as of the date first written above.

Carrizo Oil & Gas, Inc.

/s/ Paul F. Boling
Name:	Paul F. Boling
Title:	Vice President and Chief Financial Officer

Carrizo Oil & Gas, Inc.

/s/ Gerald A. Morton
Name:	Gerald A. Morton
Title:	General Counsel and Vice President— Business Development

Carrizo Oil & Gas, Inc.

Officer’s Certificate Establishing Additional Notes

Under Fourth Supplemental Indenture